Exhibit 99.1

Headline:Dhanoa Minerals Ltd. Announces Paul Roberts as President, and 5-1 forward stock split.

Dhanoa Minerals Ltd. ("DHANOA" or the "Company") (OTCBB: DHNA) is pleased to announce that the Company has appointed Paul Roberts as President and hasexecuted a 5:1 forward stock split that occurred on Oct 10, 2006. The symbol has changed from 'DHML' to 'DHNA'.

Dhanoa had appointed Mr. Paul Roberts on Oct 10, 2006 as President and Principal Executive Officer by our Board of Directors.Mr. Roberts has the background, education and experience to expand Dhanoa's operations. Mr. Balwant Grewal has resigned as President has also resigned from the board of Directors. Since December 1999, Mr. Roberts has been President and C.E.O. of Minvest, Inc. located in Oakville, Ontario, Canada. Minvest, Inc. is engaged in the business of providing technical and financial consulting services to the mining and energy industry.From July 2002 to April 2004, Mr. Roberts was President and C.E.O. of Alto Ventures Ltd. located in Mississauga, Ontario, Canada.Alto Ventures Ltd. was engaged in the business of Diamond and Gold exploration.Alto Ventures Ltd. is traded on the TSX Venture Exchange under the symbol "ATV". From July 1997 to November 1999, Mr. Roberts was President and C.E.O. of Arizuma Silver Inc. located in Mississauga, Ontario, Canada. Arizuma Silver is engaged in the business of Silver Exploration. Arizuma Silver Inc. is traded on the TSX Venture Exchange under the symbol "ARZS".

Dhanoa's board of directors approved a 5:1 forward split of its issued and outstanding common shares, and the split occurred on Oct 10,2006. The purpose of this split was to broaden the market for the common shares by bringing the market price of the shares within a range that is more attractive to investors. On October 10, 2006, we split our shares of common stock on the basis of 5 to 1.Prior to the stock split there were 9,500,000 shares of common stock outstanding. After the stock split there are 47,500,000 shares of common stock outstanding.

Dhanoa Minerals Ltd new address also changed on Oct 10, 2006.

Dhanoa's new address and fax number are

1330 Martin Grove Road

Toronto, Ontario,

M9W-4X4

Fax number 416-742-657       This news release is not intended for Canadian Investors.